An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

As submitted to the Securities and Exchange Commission on November 6, 2023
PART II - OFFERING CIRCULAR
Preliminary Offering Circular dated November 6, 2023

Seedstarter, LLC

Up to 87,500,000 $Tokens

109 Miln Street
Cranford, NJ, 07016, US
www.myseedstarter.com
www.myseedtoken.com.com
(908) 514-8008

Seedstarter, LLC ("we" or the "Company"), a Delaware Limited Liability Company, is offering 87.5 million tokens of our new digital asset, $Token. We are offering the tokens in the following ways:

  We are offering up to 50 million $Tokens at a purchase price of $0.12 to "qualified purchasers" generally (as such term is defined under Regulation A of the Securities Act of 1933, as amended (the "Securities Act")). This offering shall be referred to herein as the "cash offering." Seedstarter may, in its discretion, increase the size of the cash offering (up to a maximum of 255,500,000 million tokens).
  We are offering up to 4.5 million $Tokens for non-cash consideration as rewards for holders of $Token for as investor perks (the "perks program").
  We are offering a total of 13 million tokens for non-cash consideration to advisers of Seedstarter (the "adviser offering").
  We are offering a total of 20,000,000 tokens for non-cash consideration to the founder of Seedstarter (the "founder offering").

For further details regarding the $Tokens, please see " Our Business - The Seedstarter Platform" beginning on page 24 of this offering circular.

	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to Issuer
Per Share	$0.12	0	0.12
Total Minimum	$500,000	0	$500,000
Total Maximum	$6,000,000	0	$6,000,000

(1) The company has not engaged commissioned sales agents or underwriters; see "Plan of Distribution." In the event a commissioned sales agent or underwriter is engaged, the company will file a Supplement to this Offering Circular.

Investing in $Token is speculative and involves substantial risks. You should purchase $Tokens only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 8 to read about the more significant risks you should consider before buying $Tokens.

We anticipate that the offering of $Tokens through the cash offering will commence within two calendar days after the offering statement in which this offering circular is included has been qualified by the U.S. Securities and Exchange Commission (the "Commission" or the "SEC"). The cash offering will continue for 45 calendar days following the commencement of this offering, subject to earlier closing if the maximum number of $Tokens are sold (50,000,000) or at the Company's discretion. The $Tokens that are being offered under the perks program will be offered until the earliest of the following: (i) the date on which 4.5 million $Tokens have been distributed through perks program, or (ii) the date on which the offering of any additional $Tokens would cause the "aggregate offering price" or "aggregate gross sales" in this offering, as those terms are defined under Rule 251(a) of the Securities Act, to exceed $75,000,000, which may occur if the deemed price of the $Tokens offered through the cash offering and perks program exceeds approximately $0.85, as described in the section of this offering circular captioned " Plan of Distribution-Valuation of non-cash consideration."

We are offering the $Tokens in the cash offering through our websites at www.myseedtoken.com and www.myseedstarter.com where potential investors in the cash offering will be able to review an electronic version of this offering circular and execute a subscription agreement as of the commencement of the cash offering. In order to subscribe to purchase $Tokens in the cash offering, a prospective investor will be required to electronically complete, sign and deliver to us an executed subscription agreement like the one attached as an exhibit to this offering circular and make arrangements to pay in U.S. dollars, or in other cryptocurrency as valued in U.S. Dollars, for its subscription amount in accordance with the instructions provided in the subscription agreement. Additionally, once submitted, an investor's subscription is irrevocable, except for the exceptions noted below.

A minimum of 4,166,667 $Tokens must sell in the cash offering in order to conduct a closing in this offering.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. We deem this limitation on investment not to apply to the non-cash consideration for which the $Tokens received through the perks program are being issued, and therefore to not limit the number of $Tokens that may be received through the perks program based on investors' annual income or net worth.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Initially, $Tokens will not trade on a stock exchange, securities exchange, digital asset exchange, or other trading market. This means that it may be difficult to sell your $Tokens.

We are following the "Offering Circular" disclosure format under Regulation A.

The date of this offering circular is November 6, 2023

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the "offering circular." You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled "Channels for Disclosure of Information" at Page 6 below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

The Company will be permitted to make a determination that the purchasers of $Tokens in this offering are "qualified purchasers" in reliance on the information and representations provided by the purchaser regarding the purchaser's financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov

Offering Circular

-----------------------------------------

We have not authorized anyone to provide any information or to make any representations other than those contained in this offering circular or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This offering circular is an offer to sell only the tokens offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this offering circular is current only as of its date.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

OFFERING SUMMARY

This offering summary highlights material information regarding the $Tokens, our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the "Risk Factors" section, before making a decision to invest in our tokens. Unless the context requires otherwise, in this offering the terms "Seedstarter," "we," "us" and "our" refer to Seedstarter, LLC, the issuer of the $Tokens.

Overview

Seedstarter is a platform (termed a "funding portal") that, like other funding portals, endeavors to level the investment playing field by allowing non-accredited investors to directly invest in startups with as little as $25. Seedstarter allows companies to engage in crowdfunding to raise money, rather than having to follow down the traditional venture capital ("VC") route. Investors in companies that raise money on Seedstarter are not purchasing a product or donating to the business. Rather, they are making a direct investment with the hope of monetary return on their investment.

A funding portal is a marketplace registered with both FINRA and the SEC created to facilitate equity crowdfunding. Under the Jumpstart Our Business Startups (JOBS) Act and Regulation Crowdfunding ("Reg CF"), private companies can now raise up to $5 million during any 12-month period from the public when using a proper, licensed funding portal. Seedstarter's funding portal, empowered by Reg CF, will allow the public to participate in early-stage company capital raises.

$Token is the royalty and governance token for the Seedstarter platform. Holders of $Token will receive royalties from funds raised on the Seedstarter platform. We also anticipate that Seedstarter's governance will become decentralized over time, such that holders of $Token will be entitled to vote on certain governance matters.

Terms of this Offering

Summary

We are offering 87,500,000 million $Tokens as follows:

  We are offering 50 million $Tokens to qualified purchasers for cash purchase (the "cash offering"),
  We are offering up to 4.5 million $Tokens as rewards for holders of $Token for as investor perks (the "perks program").
  We are offering a total of 13,000,000 tokens to advisers of Seedstarter (the "adviser offering").
  We are offering a total of 20,000,000 tokens to the founder (the "founder offering").

This offering and distribution will be the first issuance of any $Tokens.

We are also contemplating a private offering of $Tokens pursuant to Rule 506 of Regulation D, whereby accredited investors will be able to purchase $Tokens, as described further herein.

The $Tokens

Holders of $Tokens are entitled to receive 100% of Seedstarter's Gross Income (as defined herein). For example, if a startup has a raise on Seedstarter, and they raise $1,000,000 (presuming a 6.5% base fee), $65,000 will go to holders of $Token proportionally. While all fundraising proceeds are subject to the royalty, no proceeds from the sale of $Token will be distributed amongst holders of $Token. Moreover, the fee structure may vary from offering to offering, in the discretion of Seedstarter and/or holders of the $Token.

Each Token that may eventually be distributed in the offering will, upon sale and distribution, be categorized as a security in the form of a digital asset on blockchain technology. $Token will be delivered on one of the following anticipated blockchain ledgers: XRP Ledger, Algorand, Polygon, Avalanche or Ethereum. We will be working with $Token holders to make that determination after this offering has closed.

We expect that within 24 months of the closing of the cash offering, $Token holders will be given an opportunity to lock up their $Token to engage in various forms of governance voting. Over time, Seedstarter will move to decentralize portions of its platform as legally permitted. Because Seedstarter is a platform that operates under strict regulations, Seedstarter will maintain centralized control of what decisions are submitted for Governance Voting, including the available options. It is our intention to work with the community what portions are subject to decentralized governance, but our current plans involve voting on the following:

  Spending/Investments using the Fund/Community Treasury Allocation, including but not limited to, determination of funding environmental, social, and governance initiatives;
  Determination of Seedstarter Fees;
  Temporary (or permanent) modifications of a royalty amount to Seedstarter for operational expenses (the intention of this is to make a temporary change in favor of Seedstarter to finance a new venture subject to the Seedstarter Royalty); and,
  Changes to the Token Pledge mechanism.
  The formula for rewards under governance voting shall be as follows:

Additional functions may be added to the $Tokens in the future at the Company's discretion.

Pricing

We are offering the $Tokens in the offering at:

  $0.12 per token to the general public in the cash offering; and
  $0 per token to participants in the cash offering as rewards in the perks program. These tokens will be allocated in one of the following ways:
    2,250,000 $Tokens will be distributed to participants in the cash offering following a points method. Each investor will be given points based on their investment made ("Points"). At the close of the raise all points will be totaled ("Points Total"), and each investment will be given their share of the Perk $Tokens equivalent to their share of the Points Total. In an effort to stress our dedication to leveling the playing field for non-accredited investors, the Points will be awarded on a logarithmic curve, making the first $10,000 invested the most rewarded. Points will be awarded as follows: (1) Every dollar an investor spends between $1 and $10,000 will receive 2 points; (2) Every dollar an investor spends between $10,000 and $100,000 will receive 1.75 points, and; (3) Every dollar an investor spends above $100,000 will receive 1.5 points.
    2,250,000 $Tokens will be distributed to participants in the cash offering who also own a specific NFT that will be displayed on the sale page ("Marker NFT"). Such Marker NFTs shall be sourced from one or more of the following: (1) A company that has partnered with Seedstarter that has NFTs, or (2) NFTs as voted by the Seedstarter discord community (i.e. the community has voted that investors in the cash offering that also hold a particular NFT) shall receive additional $Token. Investors who are interested in obtaining $Tokens under this program can find more information at www.myseedstarter.com.
  $0 per token for $Tokens distributed to advisers and the founder.
  An amount not to exceed $0.12 per token for any private placement separate from this offering.

Term

The offering will commence within two calendar days after the offering statement in which this offering circular is included has been qualified by the SEC (the "Commencement Date"). The offering under the cash offering will continue for 45 calendar days following the commencement of this offering (the close of which period shall be the "Termination Date"). The $Tokens that are being offered under the perks program will be offered until the earliest of the following: (i) the date on which 4.5 million $Tokens have been distributed through the perks program, or (ii) the date that is 60 days months following the closing of this offering.

Distributions to Investors

The distribution of $Tokens to all investors will occur in thirteen (13) distributions beginning approximately 365 days after the closing of the offering with an initial distribution of one third (1/3) of each investors $Token. Thereafter, on the last date of each quarter, each investor will receive one twelfth (1/12) of their purchased $Tokens. We reserve the right to extend the date of this closing by an additional thirty days before returning investor funds and allowing investors to revoke subscriptions, by posting a notice to this effect on www.myseedtoken.com . Notwithstanding the foregoing, approximately 15 days after the closing of the offering, investors shall receive notice of the closing of their security interest and shall receive any and all royalty from the Seedstarter Gross Revenue that they would be entitled to had they owned and held each $Token outright.

There will be a one-year initial vesting period where one third (1/3) of $Tokens purchased in the cash offering will vest, followed by a quarterly vest of one twelfth (1/12) of purchased $Tokens until all purchased $Token has been delivered.

Investor Qualifications

Investors may be either "accredited investors" within the meaning of Regulation D under the Securities Act, or any other investors so long as their investment in the tokens does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Minimum Purchase Requirements	Investors in the cash offering must commit to a minimum purchase amount of $24 for the tokens in this offering. This minimum may be waived at our discretion.
Maximum Purchase Amount	Investors are not subject to a maximum number of $Tokens purchased through the cash offering.
How to Subscribe (cash offering)

Prospective investors in the cash offering may submit subscription agreements through our websites at www.myseedtoken.com and www.myseedstarter.com that will be available within two calendar days of the qualification of this offering circular. Each investor in this offering will be provided with access to an electronic version of the offering circular. We will also enlist the services of a partner to provide anti-money laundering, know-your-customer and other investor verification services. At the time of this offering, that partner is North Capital, Inc.

We will accept payment of purchase price in U.S. dollars. We may, in our discretion, accept payment in other currencies and cryptocurrencies through the use of a payment provider that automatically converts the users payment into U.S. Dollars. We shall not hold or receive any cryptocurrencies or other currency.

Payment for tokens sold through the cash offering will be accepted on a rolling basis during the term of the cash offering upon or shortly after submission of a subscription agreement by a potential investor. Seedstarter will deliver tokens to purchasers' digital wallet addresses upon the distributions of $Tokens referenced in "Distributions to Investors" above. Upon any rejection of a subscription or our failure to deliver the $Tokens sold in this offering, all funds received in connection with such subscription will be promptly returned to such investor without interest. Such refund will be paid in an amount of U.S. Dollars equal to the same amount as paid by such investor. For example, an investor who funded 2 Ether worth $4,000 total will be refunded $4,000 U.S.D, regardless of any increase or decrease in the price of Ether.

Recordation of Ownership

Ownership of the tokens purchased through this offering will be recorded on the blockchain used by the Seedstarter platform at the time when those tokens are delivered. Please see the section of this offering circular captioned "Our Business - The Seedstarter Platform"for further discussion of the blockchain(s) that the Seedstarter platform uses.

Use of Proceeds

We intend to use the proceeds of this offering, net of any federal and state income taxes, in conjunction with the proceeds from any private sales, for working capital and other general corporate purposes, including but not limited to development of the $Tokens and the Seedstarter platform, payment of salaries, hiring employees and consultants. See "Use of Proceeds."

Trading of $Tokens

The $Tokens distributed in this offering will not be restricted securities under federal securities law, and Seedstarter anticipates that upon issuance, these tokens will be freely tradeable on a registered exchange or alternative trading system for purposes of federal securities laws. However, there are currently no registered exchanges that offer or plan to offer $Tokens for trading.

No Debt or Equity Provisions

We do not believe that the $Tokens should be characterized as either debt or equity under the securities laws. We believe that these tokens should currently be characterized as investment contracts. Holders will not receive a right to any repayment of principal or interest, as might be expected under a traditional debt instrument; nor will they have any legal or contractual right to exercise control over the operations or continued development of Seedstarter, as might be expected for a traditional equity instrument.

Status of the $Token as a security

Seedstarter anticipates treating the $Tokens as securities under the federal and state securities laws of the United States, and under the laws of certain foreign jurisdictions, for the foreseeable future in light of current guidance provided by the SEC regarding the status of tokens as "investment contracts." However, the management of Seedstarter will be responsible for regularly considering and ultimately determining whether the $Tokens no longer constitute securities issued by us under the federal and state securities laws of the United States. In making this determination Seedstarter will refer to the relevant legal and regulatory standards for such determination in effect at the time of such determination, will consult with legal counsel and will, if possible and appropriate, seek consultation with relevant regulatory authorities including, we expect, the Commission. At the present time, based on the guidance cited above, we expect this determination to turn on the SEC's recent guidance on the application of the test under SEC v. W. J. Howey Co ., to digital assets set forth in its release "Framework for 'Investment Contract' Analysis of Digital Assets," and specifically on whether the Seedstarter platform is sufficiently decentralized, which will, in turn, depend on whether purchasers of $Tokens reasonably expect Seedstarter to carry out essential managerial or entrepreneurial efforts, and whether Seedstarter retains a degree of power over the governance of the platform such that its material non-public information may be of special relevance to the future of the Seedstarter platform, as compared to other platform participants. Under current guidance, Seedstarter would expect to take the position that if the answers to these questions are that purchasers do not and Seedstarter does not, the $Tokens will no longer constitute a security. The management of Seedstarter may also assess other criteria for making this determination, including any criteria based on additional guidance we receive from U.S. regulators.

Channels for Disclosure of Information

Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public regarding the Seedstarter platform through filings with the SEC, the token offering website at www.myseedtoken.com , Seedstarter's website at www.myseedstarter.com , press releases, public conference calls and webcasts. Information specifically relating to the $Tokens will be announced through www.myseedtoken.com , and other social media platforms like Discord and Twitter.

Therefore, investors should monitor our websites in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Summary of Risk Factors

Investing in the $Tokens is speculative and involves substantial risks. You should purchase these digital assets only if you can afford a complete loss of your investment. You should carefully review the "Risk Factors" section of this offering circular, beginning on Page 8, which contains a detailed discussion of the material risks that you should consider before you invest in our tokens. These risks include the following:

  We are an early stage company and have not yet generated any profits.
  There can be no assurance that any purchaser will achieve his or her investment objective or avoid substantial losses by investing in tokens. Instruments like the $Tokens entail a high degree of risk, and purchasers may lose some or all of their investment. A potential purchaser should invest in tokens only if able to withstand a total loss of their investment.
  The success and future growth of the $Tokens depend significantly on our successful development of the Seedstarter platform, and if we are unable to attract companies to raise money on the platform, the Seedstarter platform may fail to grow and the value of your investment will be harmed.
  Digital assets such as the $Tokens are a new and relatively untested product. There is considerable uncertainty about the asset class's long-term viability, which could be affected by a variety of factors, including many market-based factors such as economic growth, inflation, and others. In addition, the success of the tokens and other types of digital assets will depend on whether blockchains and other new technologies related to the tokens turn out to be useful and economically viable. We do not control any of these factors, and therefore may not be able to control the long-term success of the tokens as a feature of the Seedstarter platform, or the ability of the tokens to maintain their value.
  The offering price of our tokens was not established on an independent basis; after we commence operations, the actual value of your investment may be substantially less than what you pay.
  Digital assets like the $Tokens may be lost due to bugs in digital wallet software, loss of private keys, and many other reasons. A potential purchaser should invest in tokens only if able to withstand a total loss of their investment resulting from a software or hardware bug or misuse of digital wallet or theft or loss of private keys.
  Transactions in digital assets such as the tokens and certain other virtual currencies may be irreversible. Failure to provide us with the correct public wallet address under the control of the purchaser will, in most cases, result in the loss of your tokens. Loss of access to your wallet or compromise of your wallet's private keys will, in most cases, result in the loss of your tokens.
  If we raise substantially less than the maximum offering amount, we may not be able to successfully continue the development of the platform and the value of your tokens may be adversely impacted.
  We have a limited operating history, which makes it difficult to evaluate our business and prospects and may increase the risk associated with your investment.
  The market in which we participate is intensely competitive, and we may not be able to compete successfully with our current or future competitors.
  We may fail to manage the growth of the Seedstarter platform and our growth effectively, which could cause our business to suffer and have an adverse effect on our financial condition and operating results.
  Seedstarter plans to decentralize the development of the platform in the coming years. $Tokens may lose value based on governance decisions of the decentralized community.
  This offering is being made pursuant to recently adopted rules and regulations under Regulation A of the Securities Act. The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested with regard to digital assets or digital tokens.

RISK FACTORS

An investment in the $Tokens involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in this offering statement, and your purchase agreement, if applicable, before making an investment decision. The following risks entail circumstances under which our company's business, financial condition, results of operations and prospects could suffer.

Risks Related to an Investment in the $Tokens

The $Tokens have no history and thus face significant uncertainties around their evaluation. This evaluation may be highly dependent on the demand for the fundraising activities supported by the Seedstarter platform, which is unproven and uncertain, and the reliability of technology underlying the Seedstarter platform, which is untested.

The $Tokens have no performance history and are a relatively novel form of investment. Investors will have limited ability to compare them against other like instruments. Moreover, the Seedstarter platform and the market for crowdfunding it is intended to support together constitute an unproven business model, and the success of the $Tokens is likely to depend upon the success of this model. This success may in turn be dependent both on demand for crowdfunding portals, which is unproven, and the performance of the technology used to create the Seedstarter platform and the $Tokens, which is untested. An investment in the $Tokens should therefore be evaluated not only on the basis of the value and prospects of the tokens, taking into account an assessment of the prospects of our company in achieving its goals with respect to the Seedstarter platform, but also taking into account the significant uncertainties associated with these assessments given the lack of previous investments, business models and technological systems against which the $Tokens, the Seedstarter platform and funding portals in general may be usefully compared.

There is no guarantee that the tokens will hold their value or increase in value, and you may lose the amount of your investment in the $Tokens in whole or in part.

The $Tokens are highly speculative, and any return on an investment in the $Tokens is contingent upon numerous circumstances, many of which (including legal and regulatory conditions) are beyond our control. There is no assurance that purchasers will realize any return on their investments or that their entire investment will not be lost. For this reason, each purchaser should carefully read this offering circular and should consult with his or her own attorney, financial and tax advisors prior to making any investment decision with respect to the $Tokens. Investors should only make an investment in the $Tokens if they are prepared to lose the entirety of their investment.

The offering price of the $Tokens was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

The selling price of the $Tokens bears no relationship to our book or asset values or likelihood of repayment or to any other established criteria for valuing securities. Because the offering price is not based upon an independent valuation, the offering price may not be indicative of the proceeds that you would receive upon a commercial sale of the $Tokens. Further, the offering price may be significantly more than the price at which the $Tokens would trade if they were to be listed on an exchange or actively traded by broker-dealers.

At issuance, there will be no trading market for the $Tokens, and a trading market may never develop.

If the $Tokens are issued, there may never be a trading market available for the $Tokens, or any digital token exchange on which holders of $Tokens may transfer or resell their $Tokens. As a result of recent regulatory developments, many existing crypto exchanges are currently unwilling to list tokens such as the $Tokens that may be deemed as securities under federal securities law. As a result, the tokens may initially only be traded on very limited range of venues, including U.S. registered exchanges or regulated alternative trading systems for which a Form ATS has been properly submitted to the SEC.

We do not expect there to be any market makers to develop a trading market in the $Tokens.

Most securities that are publicly traded in the United States have one or more broker-dealers acting as "market makers" for the security. A market maker is a firm that stands ready to buy and sell the security on a regular and continuous basis at publicly quoted prices. In the event that a token exchange is created or developed, we do not currently anticipate that the tokens will have any market makers, which could contribute to a lack of liquidity in the $Tokens, and could have a material adverse effect on holders' ability to trade the tokens.

We may not be subject to ongoing reporting requirements.

Following the conclusion of our offering of $Tokens under Regulation A, we may be eligible to file an exit report to suspend or terminate our ongoing reporting obligations. If we become eligible, and if we make this election in the future, we may choose to not file annual reports, semiannual reports, current reports, financial statements and audited financial statements. As a result, holders of the $Tokens would receive less information about the current status of our company, which could adversely affect their ability to accurately gauge the value of their $Tokens for purposes of determining whether to engage in transactions in the $Tokens.

Investors may lack information for monitoring their investment and therefore the value of the $Tokens.

The $Tokens do not have any information rights attached to them, and purchasers may not be able to obtain all the information they would want regarding Seedstarter or the tokens in a traditional equity investment. As noted above, we may also not be subject to ongoing reporting requirements. As a result, investors may not be able to receive information regarding the market value of the tokens. As a result of these difficulties, as well as other uncertainties, an investor may not have accurate or accessible information about our company or the tokens, which could adversely affect their ability to accurately gauge the value of their $Tokens for purposes of determining whether to engage in transactions in the $Tokens.

In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this offering statement in determining whether to purchase $Tokens.

You should carefully evaluate all of the information in this offering circular. We have in the past received, and may continue to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees. We cannot confirm the accuracy of this coverage. You should rely only on the information contained in this offering circular in determining whether to purchase $Tokens.

If securities or industry analysts do not publish research or reports about our tokens or publish negative reports or recommendations about $Tokens, this may adversely impact the price and liquidity of our tokens.

The trading market for the tokens, if it ever exists, may depend, to some extent, on the research and reports that securities or industry analysts publish about Seedstarter or the $Tokens. We do not have any control over these analysts. If one or more of the analysts who may in the future cover us downgrade our tokens or change their opinion of our tokens, the price of the $Tokens would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause price or trading volume of $Tokens to decline.

The $Tokens are not legal tender, are not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.

The $Tokens are not legal tender, are not backed by any government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections. Any investment in the tokens is made at the risk of the purchaser.

The tax treatment of the tokens is uncertain and there may be adverse tax consequences for purchasers and other holders upon certain future events.

The tax characterization of the $Tokens is uncertain, and each purchaser must seek its own independent legal and tax advice with respect to the United States and non-U.S. tax treatment of an investment in the $Tokens. An investment in the $Tokens may result in adverse tax consequences to purchasers, including withholding taxes, income taxes and tax reporting requirements.

We are offering our tokens pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make $Tokens less attractive to purchasers as compared to a traditional public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, which may make the $Tokens less attractive to purchasers as compared to a traditional public offering which would have relatively enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regard to how the SEC or the individual state securities regulators will regulate both the offer and sale of our tokens, as well as any ongoing compliance to which we may be subject. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduce the attractiveness of our tokens, we may be unable to raise the necessary funds to develop and grow the Seedstarter platform, which could severely affect the value of the $Tokens.

There is a risk that banks and other financial institutions may refuse to process transactions for or maintain accounts for entities or individuals transacting in cryptocurrencies

Banks may refuse to provide bank accounts and other banking services to cryptocurrency-related companies or companies that accept cryptocurrencies for reasons that include regulatory requirements or ambiguities and perceived compliance risks or costs. This has caused some providers of cryptocurrency-related services to have difficulty finding financial institutions willing to provide accounts and services to them. Continuation of such difficulties in the future could decrease the viability and adoption of cryptocurrencies as a means of payment, harm public perception of cryptocurrencies, and/or could limit the viability and potential applications of cryptocurrencies. These events could materially and adversely affect the Company, its operations, and financial condition.

Risks Related to Blockchain Technology

The XRP blockchain, or any other blockchain on which the $Tokens may rely, and the $Tokens themselves, may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches and the loss or theft of tokens. If these attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of the $Tokens and cause a decline in the market price of the $Tokens.

The $Tokens are being built on the XRP Ledger, and there can be no assurances that the XRP blockchain and the creation, transfer or storage of the $Tokens will be uninterrupted or fully secure, which may result in impermissible transfers of $Tokens, a complete loss of users' $Tokens or an unwillingness of users to access, adopt and utilize $Tokens and/or the XRP blockchain. Moreover, the $Tokens, the XRP blockchain, and any other blockchain may also be the target of malicious attacks seeking to identify and exploit weaknesses in Seedstarter's software or the $Tokens, which may result in the loss or theft of tokens.

The further development and acceptance of blockchain networks, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets would have an adverse material effect on the successful development and adoption of the tokens.

The growth of the blockchain industry in general, as well as the blockchain networks on which the $Tokens will rely, is subject to a high degree of uncertainty. The factors affecting the further development of the cryptocurrency and cryptosecurity industry, as well as blockchain networks, include, without limitation:

  worldwide growth in the adoption and use of digital assets and other blockchain technologies;
  government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;
  the maintenance and development of the open-source software protocol of blockchain networks; changes in consumer demographics and public tastes and preferences;
  the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using government-backed currencies or existing networks;
  the extent to which current purchaser interest in cryptocurrencies represents a speculative "bubble;"
  general economic conditions in the United States and the world;
  the regulatory environment relating to cryptocurrencies and blockchains; and
  a decline in the popularity or acceptance of cryptocurrencies or other blockchain-based tokens.

The digital assets industries as a whole have been characterized by rapid changes and innovations and are constantly evolving. Although they have experienced significant growth in recent years, the slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may deter or delay the acceptance and adoption of the $Tokens and, as a result, adversely affect the value of the $Tokens.

The prices of digital assets are extremely volatile. Fluctuations in the price of digital assets could adversely affect our business, and the tokens may also be subject to significant price volatility.

The prices of cryptocurrencies have historically been subject to dramatic fluctuations and are highly volatile, and the market price of the $Tokens may also be highly volatile. Several factors may influence the market price of the $Tokens, including, but not limited to:

  the ability of the $Tokens to trade in a secondary market, if at all;
  the availability of a token exchange or other trading platform for digital assets;
  the success of the Seedstarter platform as a fundraising venue;
  general acceptance of digital assets by retail merchants and commercial businesses, for example, as payment for goods and services, general adoption of online digital asset exchanges and digital wallets that hold digital assets, the perception that the use and holding of digital assets as safe and secure, and the regulatory restrictions on their use;
  purchasers' expectations with respect to the rate of inflation;
  changes in the software, software requirements or hardware requirements underlying the tokens; changes in the rights, obligations, incentives, or rewards for the various holders of the $Tokens;
    interest rates;
  currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;
  government-backed currency withdrawal and deposit policies of digital asset exchanges;
  interruptions in service from or failures of major digital asset and security token exchange on which digital assets and security tokens are traded;
  investment and trading activities of large purchasers, including private and registered funds, that may directly or indirectly invest in securities tokens or other digital assets;
  coordinated algorithmic behavior, including trading, by a large pool of token holders;
  monetary policies of governments, trade restrictions, currency devaluations and revaluations;
  developments or disputes concerning Seedstarter's intellectual property rights or Seedstarter's technology, or third-party proprietary rights;
  regulatory measures, if any, that affect the use of digital assets and crypto tokens such as the $Tokens;
  global or regional political, economic or financial events and situations; and
  expectations among participants that the value of digital assets will soon change.

A decrease in the price of a single digital asset may cause volatility in the entire digital asset and digital asset industry and may affect other digital assets including the $Tokens. For example, a security breach or any other incident or set of circumstances that affects purchaser or user confidence in XRP, as the current underlying blockchain for the $Tokens, or another well-known cryptocurrency such as Bitcoin or Ether, may affect the industry as a whole and may also cause the price of the $Tokens and other digital assets to fluctuate. Such volatility in the price of the tokens may result in significant loss over a short period of time.

Risks Related to Seedstarter

We are an early stage company and have not yet generated any profits.

Seedstarter was formed in 2022. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay royalties to holders of $Token when third parties elect to raise money on the platform. Seedstarter has incurred a net loss to date and has had no revenues generated since inception to cover operational expenses.

Any valuation of the Company at this stage is difficult to assess.

The valuation for the offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

Seedstarter's product offering is relatively new in an industry that is still quickly evolving.

Regulation Crowdfunding has only been in effect since 2016, with its current investment parameters established in 2021. Seedstarter's ability to continue to penetrate the market remains uncertain as potential issuer companies may choose to use different platforms or providers, or determine alternative methods of financing. Investors may decide to invest their money elsewhere. Further, our potential market may not be as large, or our industry may not grow as rapidly, as anticipated. With a smaller market than expected, we may have fewer customers. Success will likely be a factor of investing in the development and implementation of marketing campaigns, subsequent adoption by issuer companies as well as investors, and favorable changes in the regulatory environment.

We operate in a highly regulated industry.

We are subject to extensive regulation and failure to comply with such regulation could have an adverse effect on our business. As a registered funding portal, we have to comply with stringent regulations, and the operation of our funding portal exposes us to a significant amount of liability. Regulated entities are frequently subject to examination, constraints on their business, and in some cases fines. In addition, some of the restrictions and rules applicable to our subsidiaries could adversely affect and limit some of our business plans.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for online capital formation or crowdfunding is very new. The regulations that govern our operations have been in existence for a very few years. Further, there are constant discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we communicate and work with investors and the companies that use our platform's services and the types of securities that our clients can offer and sell on our platform. Any changes to existing law could have a negative impact on our business.

We may be liable for misstatements made by issuers.

Under the Securities Act and the Exchange Act, issuers making offerings through our funding portal may be liable for including untrue statements of material facts or for omitting information that could make the statements misleading. This liability may also extend in Regulation Crowdfunding offerings to funding portals. Even though due diligence defenses may be available; there can be no assurance that if we were sued we would prevail. Further, even if we do succeed, lawsuits are time consuming and expensive, and being a party to such actions may cause us reputational harm that would negatively impact our business. Any involvement we may have in litigation or regulatory investigations may be time-consuming and expensive.

Seedstarter is intending to pursue certain actions related to the decentralization of the network. If these plans have a negative effect on Seedstarter's ability to support development of the Seedstarter platform, the value of your $Tokens could be harmed.

As described in "Our Business - The Seedstarter Platform" Seedstarter intends to pursue certain actions related to the decentralization of the Seedstarter platform and the functionality of $Tokens. In connection with these prospective decentralization efforts, $Token holders who lock their tokens for governance purposes will be able to vote on certain matters, including (1) spending/investments using the community treasury; (2) determination of Seedstarter fees; (3) temporary (or permanent) modifications of a royalty amount to Seedstarter for operational expenses; and, (4) changes to the Token Pledge mechanism. It is possible that decentralized governance decisions could adversely affect the utility of the Seedstarter platform or the payout of royalties to holders of $Token. If this is the case, the value of your $Tokens could be adversely affected.

Seedstarter will be subject to cyberattacks, security risks and risks of security breaches.

Seedstarter is subject to the risk cyberattacks, security risks and risks of security breaches. An attack on or a breach of security of Seedstarter could result in a loss of private data, and unauthorized use or transfer of digital assets. Any attack or breach could adversely affect the development and commercialization the Seedstarter platform, which could have a material adverse effect on the value of your $Tokens. Any actual or perceived cyberattack or other security incident may also damage Seedstarter's reputation.

Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-1.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $75,000,000 in any 12-month period under Regulation A (although we may raise capital in other ways), the $Tokens may be less attractive to purchasers and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, the growth of the platform and our financial condition and results of operations may be adversely affected, which may have a material adverse effect on the value your $Tokens.

Risks Related to Regulation

There are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, and the $Tokens, and new regulations or policies may materially adversely affect the development and value of the tokens.

Regulation of assets like the tokens and related technologies and actors (such as blockchains and cryptocurrency exchanges) involves uncertainty as to how existing law will apply; is likely to rapidly evolve as government agencies take greater interest; and varies significantly among international, federal, state and local jurisdictions.

The $Tokens are novel, and the application of U.S. federal and state securities laws is unclear in certain respects. Because of the differences between the tokens and traditional securities, there is a risk that issues that might easily be resolved by existing law if traditional securities were involved may not be easily resolved for the $Tokens. In addition, because of the novel risks posed by the tokens, it is possible that securities regulators may interpret laws in a manner that adversely affects the value of the tokens.

Various legislative and executive bodies in the United States and in other countries may, in the future, adopt laws, regulations, or guidance, or take other actions that could severely impact the permissibility of the $Tokens, tokens generally and, in each case, the technology behind them or the means of transacting in or transferring them. It is difficult to predict how or whether regulatory agencies may apply existing or new regulation with respect to this technology and its applications, including the $Tokens and the Seedstarter platform. In addition, self-regulatory bodies may be established that set guidelines regarding cryptocurrencies, the tokens, and the platform, which could have similar effects to new policies adopted by government bodies.

Any future regulatory actions applicable to the $Tokens, Seedstarter platform, and our related activities could severely impact our operations and the value of the $Tokens. Seedstarter may need to restructure operations significantly to comply with any new regulation or guidance. These efforts could be costly and could involve fundamentally changing core portions of Seedstarter's business and operations, and in turn negatively affect the value of the $Tokens. On the other hand, failure to restructure for compliance adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires Seedstarter to spend significant time and effort, which would pull Seedstarter's attention away from the core of its business and potentially deplete their resources. It could also result in negative publicity. Regulatory change could even potentially result in the $Tokens or certain of Seedstarter's operations being viewed as impermissible, which could result in a need for us to dramatically alter or cease activities. Regulatory action could also affect the rights of holders of the $Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.

Cryptocurrency networks, blockchain technologies, and coin and token offerings also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China and Russia. Various foreign jurisdictions may have adopted, or may in the future adopt, laws, regulations or directives that could affect the $Tokens or the Seedstarter platform. These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact our business. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the $Tokens.

New or changing laws and regulations or interpretations of existing laws and regulations, in the United States and other jurisdictions, may adversely impact the $Tokens, including with respect to their value, their liquidity, the ability of purchasers to access marketplaces or exchanges on which to trade the tokens, and the structure, rights and transferability of the $Tokens.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically distributes shares to its founders and early employees at a very low cash cost, or for no cash cost, because they are being compensated for their efforts in developing the company. When the company seeks cash investments from outside investors, like those participating in this offering, the new investors typically pay a much larger sum for their investment than the founders or earlier investors, which means that the cash value of the new investors' stake is diluted because all the shares are worth the same amount, and the new investors paid more than earlier investors for their stake.

In this case, the founder of Seedstarter and its advisers are receiving a distribution of $Token for no cash consideration as part of the offering. Furthermore, other important constituents of Seedstarter are also receiving $Tokens concurrent with this offering - namely, the Community Treasury (32,500,000) and the Company Reserves (57,000,000 $Tokens for general purposes and 12,500,000 for future employee compensation) (these accounts are described further herein in "Plan of Distribution"). The following table demonstrates the price that new investors are paying for their $Tokens and the immediate dilution:

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor's stake in a company could be diluted due to the company issuing additional securities. In other words, when the company issues more securities, the rights and benefits associated with your securities will decrease proportionally, even though the company may be earning higher income.

The Company expects to issue more $Tokens, including to the team and advisers, and as a result, an investor could experience value dilution, with each $Token being entitled to a smaller proportion of Seedstarter royalties than before, and control dilution, with each $Token having less value under its voting rights. The following table demonstrates the dilution that can be expected based on Seedstarter's anticipated distribution of $Tokens in the future ("Max Circulating Supply"):

PLAN OF DISTRIBUTION

The Cash Offering

Seedstarter is seeking to raise up to $6,000,000 in total in this offering. The company will raise the money through the cash sale of 50,000,000 $Tokens. The maximum offering amount is $10,500,000, which represents the value of securities available to be offered as of the date of this Offering Circular [87,500,000 x .12]. Under Regulation A, the company may only offer $75 million in securities during a rolling 12-month period. From time to time, we may seek to qualify additional $Tokens.

The minimum investment in $Tokens in the general offering is $24.

There will be a one-year initial vesting period where one third (1/3) of purchased $Tokens will vest, followed by a quarterly vest of 1/12 of purchased $Tokens until all purchased $Token has been delivered.

Seedstarter is not selling the shares through commissioned sales agents or underwriters. The company will use its website,www.myseedtoken.com , to provide information with respect to the offering.

The company's Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the website, www.myseedtoken.com.

Distribution of Tokens to Founder and Advisers

Seedstarter is offering 20,000,000 $Tokens at no cash cost to Seedstarter's founder, Jesse R. Hynes, Esq., as part of this offering. These tokens are in consideration for Mr. Hynes's efforts in building the Seedstarter platform to date and for his future efforts on the Company's behalf. Seedstarter is also offering 13,000,000 $Tokens to advisers of Seedstarter at no cash cost in consideration for their efforts in building Seedstarter.

Distributions Outside of the Cash Offering

Contemporaneously with the offering, Seedstarter will also be distributing tokens to other accounts associated with Seedstarter: 32,500,000 $Tokens to Seedstarter's Community Treasury, 57,000,000 $Tokens to Company Reserves, and 12,500,000 additional $Tokens to Company Reserves earmarked for future compensation for team members (a total of 102,000,000 $Tokens).

The Community Treasury is intended to create a grant program where either the $Token held, or the royalties received from this allocation, are used as incentives for external developers to develop for Seedstarter. Additional use cases may be any listing fees for $Token to be legally tradeable on exchanges, development of additional platforms, and incentivizing blockchain companies to build tools for users of Seedstarter. All decisions will be made through a vote of $Token holders. All income generated by Seedstarter from projects funded under this provision will be subject to the Seedstarter Royalty (defined herein in the section titled "Our Business - The Seedstarter Platform").

Company Reserves are $Tokens that the company intends to hold on to for forever to ensure that the Company is receiving a portion of the revenue from each issuance on www.myseedstarter.com to fund operations. Notwithstanding the foregoing, the Company may choose to offer a portion of the Company Reserves in a future offering subject to the limitation that the Company's Reserves shall never dip below 7.5% of the Max Circulating Supply.

Contemplated Concurrent Private Sale

Concurrently with this offering (potentially commencing prior to its qualification), we are contemplating selling up to 10,500,000 $Tokens in a private placement exempt from the registration requirements of the Securities Act under Section 506 of Regulation D. These $Tokens will be sold at an amount not to exceed the price of tokens in the cash offering, and potentially at a discount to that price.

Initial Circulating Supply

Together with the $Tokens sold in the cash offering, the perks program, the founder and adviser distributions, distributions to the Community Treasury and Company Reserves contemporaneous with this offering, and the potential concurrent private offering, the total number of outstanding $Tokens will be 200,000,000. This is the "Initial Circulating Supply" of $Token.

Selling Shareholders

No securities are being sold for the account of shareholders; all net proceeds of this offering will go to the company.

Escrow of Funds

We have executed an Escrow Agreement with North Capital, Inc. (the "Escrow Agreement") pursuant to which North Capital shall serve as the escrow agent (the "Escrow Agent") in connection with this Offering. All monies collected from prospective purchasers of $Tokens will be held in a separate escrowed non-interest bearing bank account at the Escrow Agent (the "Escrow Account") for the benefit of the investors in accordance with Rule 15c2-4 under the Exchange Act.

All payments made by investors for the purchase of $Tokens in connection with this offering will be made directly to the Escrow Agent and placed in the Escrow Account. Funds will not be released to the Company until the Minimum Amount is raised. Once the Minimum Amount is raised, the Company may have an initial closing and direct that the Escrow Agent disburse the funds in the Escrow Account. Thereafter, the Company may have additional closings from time to time on any further amounts delivered to the Escrow Agent until the Termination Date (i.e., 90 days after the Commencement Date).

The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or electronic transfers) which are received from prospective purchasers of $Tokens and are delivered to the Escrow Agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds.

Simultaneously with each deposit to the Escrow Account, Seedstarter shall inform the Escrow Agent about the subscription information for each prospective purchaser. Upon the Escrow Agent's receipt of such monies, they shall be credited to and deposited into the Escrow Account. The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Escrow Account checks which are not accompanied by the appropriate subscription information. Electronic transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the Termination Date. If the Offering is withdrawn or canceled or terminated by us on or prior to the Termination Date, all such proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws. All such proceeds will be placed in a non-interest-bearing account pending such time. We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned promptly by the Escrow Agent to the subscriber, without interest or deductions. Generally, subscriptions for $Tokens will be accepted or rejected within three (3) business days after we receive them.

We have agreed to pay the Escrow Agent a fee for acting as Escrow Agent. The amount of the fee will vary depending on the number of investors that acquire $Tokens.

Valuation of non-cash consideration

The price of the $Tokens distributed under the perks program, and to the advisers and founder, will be deemed to be $0.12 per token for at least 3 months from the first distribution of tokens to a developer pursuant to this offering circular, for purposes of determining whether over $75,000,000 of $Tokens have been sold under this offering. If at any time following that 3-month period the $Tokens are traded on one or more authorized exchanges or ATSs, and there are trades for at least one million $Tokens executed through or on exchanges or alternative trading systems during any calendar month (any such month, a "Calculation Month"), then we will value the tokens paid to developers in the following month and in all subsequent months until and including the end of the next Calculation Month at the average closing bid price for the tokens during the Calculation Month. We will file supplements to this offering circular to disclose both any changes to the price of the $Tokens to be distributed pursuant to this offering circular.

Secondary Trading

Secondary purchases and sales of the $Tokens may occur on third-party exchanges and other platforms or through direct purchases and sales by token holders, all of which will occur outside the Seedstarter platform. The platform's blockchain will, however, record transfers that occur in association with these sales. $Tokens may also be traded as part of a secondary trading market. However, there are currently no registered exchanges that offer or plan to offer $Tokens for trading.

State Law Exemption and Offerings to "Qualified Purchasers"

The $Tokens in this offering are being offered and sold to both accredited and non-accredited investors (as defined in the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state "Blue Sky" law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the $Tokens offered hereby are offered and sold only to "qualified purchasers" or at a time when $Tokens are listed on a national securities exchange. "Qualified purchasers" include: (i) "accredited investors" under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in $Tokens does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor's subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a "qualified purchaser" for purposes of Regulation A.

We intend to offer and sell $Tokens in this offering to qualified purchasers in all states of the United States.

Certificates Will Not be Issued

We will not issue certificates for the $Tokens. Instead, ownership of the $Tokens purchased through this offering will be recorded and maintained on the blockchain used by the platform at the point when the $Tokens are delivered, currently the XRP Ledger.

Transferability of $Tokens

The $Tokens sold in this offering are generally freely transferable for non-commercial purposes on an exchange or alternative trading system for purposes of federal securities laws. However, there are currently no registered exchanges that offer or plan to offer $Tokens for trading.

ERISA Considerations

We will not accept funds from "benefit plan investors," as that term is defined by the Employee Retirement Income Security Act of 1974, as amended (including individual retirement accounts). We may waive this prohibition in our sole discretion.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering, although only when accompanied by or preceded by the delivery of this offering circular, including, in the context of electronic sales materials, a hyperlink to the offering circular. These materials may include: brochures, articles and publications, public advertisements, audio-visual materials, "pay per click" advertisements on social media and search engine internet websites, electronic correspondence transmitting the offering circular, electronic brochures containing a summary description of this offering, electronic fact sheets describing the general nature of this offering and our investment objectives, online investor presentations, website material, electronic media presentations, client seminars and seminar advertisements and invitations, and third party industry-related article reprints in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the $Tokens, these materials will not give a complete understanding of this offering, us or our $Tokens and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our $Tokens.

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the sale of the $Tokens in this offering will be approximately $5.7 million, after deducting estimated offering expenses of $300,000 and assuming that the maximum proceeds of the cash offering of $6 million are received, which would require that 50,000,000 $Tokens be sold for cash in the cash offering

The table below shows the estimated net proceeds we would receive from this offering assuming the sale of the minimum ($1.5 million) 50% ($3 million), and 100% of the maximum proceeds ($6 million) from the $Tokens we are offering in the cash offering. There is no guarantee that we will be successful in selling any of the $Tokens we are offering.

	$1.5 million	$3 million	$6 million
Gross Proceeds	$ 1,500,000	$ 3,000,000	$ 6,000,000
Offering Expenses	$ 100,000	$ 200,000	$ 300,000
Net Proceeds to the Company	$ 1,400,000	$ 2,800,000	$ 5,700,000

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of the minimum ($1.5 million) 50% ($3 million), and 100% of the maximum proceeds ($6 million) from the $Tokens we are offering. All amounts listed below are estimates.

	Minimum	50%	Maximum
Operations and Cash Reserves	$840,000 7,700,000	$1,680,000	$3,420,000
Research and Development	$420,000 5,200,000	$840,000	$1,710,000
Marketing and Education	$140,000 4,300,000	$280,000	$570,000
TOTAL	$ 1,400,000	$ 2,800,000	$ 5,700,000

We intend to use the proceeds of this offering for used as general operating capital to support the continued development and implementation of the legal, technical, and governance framework Seedstarter and $Token, and to support the growth of our business., including but not limited to payment of salaries (including those of directors and officers) and hiring employees and consultants.

The allocation of the net proceeds of the offering set forth above represents the company's estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company's management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company's actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company's operations (if any), business developments and the rate of the company's growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

Seedstarter reserves the right to alter the use of proceeds in this offering if management believes it is in the best interest of the company.

OUR BUSINESS: THE SEEDSTARTER PLATFORM

Corporate History

We are a Delaware limited liability company founded in July 26, 2022 for the purpose of developing the Seedstarter platform.

Overview

We founded Seedstarter to provide a platform to level the investment playing field by allowing non-accredited investors to invest in startups with as little as $25, and to allow startup companies to raise money outside of the traditional venture capital ("VC") route. Our vision at Seedstarter is two-fold: Seedstarter will provide a space where (1) anyone and everyone has access investing in early-stage companies; and (2) crypto/blockchain is used to transform the regulated investing space rather than used to circumvent it.

Funding Portals Under Regulation Crowdfunding ("Reg CF")

What is a Funding Portal?

A funding portal is a marketplace registered with both FINRA and the SEC created to facilitate equity crowdfunding. Until May 2016, only the wealthiest ~3% could invest in private startups. Even then, the laws were strenuous for startup companies to raise money. However, in March 2021, the laws were reformed favorably for smaller investors. Thanks to the JOBS Act, private companies can now raise up to $5 million during each 12-month period from the public when using a funding portal. The Seedstarter platform, as a registered funding portal, allows the public to participate in early-stage company capital raises. For companies that need more, there are additional ways that we can assist them to raise funds beyond the limits.

Equity crowdfunding provides early-stage blockchain companies with a regulated and compliant way to fundraise for their projects. It also gives investors access to a more reliable source of information, including yearly reports from the project seeking funding. This provides investors with a better opportunity to differentiate between the legitimate actors in the blockchain space, and those attempting to use it for their personal gain or nefarious goals.

Further, from our perspective, equity crowdfunding in the blockchain space is highly untapped. Despite there being approximately 3,700 blockchain companies founded from 2018-2022 in the U.S. alone, very few have sought funding through equity crowdfunding. In 2022, only 28 issuers raised money through equity crowdfunding, raising $31.7 Million. This is approximately half of all money raised in the space through equity crowdfunding since 2016.

Benefits of Blockchain to Equity Crowdfunding

Among many other benefits, blockchain provides the following benefits to equity crowdfunding:

  Trustless: Blockchain removes the middleman. It is often called "trustless" because it removes the need to trust third parties. Rather, the trust is built into the smart contract, allowing transparency, enhanced security, and traceability.
  Transparent and Traceable: Blockchain uses a distributed ledger, and all network participants with permissioned access have full access to all information. It creates an audit trail that is not subject to human corruption.
  Increased Efficiency and Speed: Blockchain streamlines time- consuming processes that are prone to human error. Actions and transactions can be completed in a faster and more efficient manner.
  Automation: Using smart contracts, events and actions can be automatically triggered without human intervention. Automation lowers costs and improves reliability.
  Security: Blockchain helps to prevent fraud and unauthorized activity through a record that is encrypted end-to-end and cannot be altered. Blockchain can further be used to decentralize data and anonymize personal data

The Seedstarter Platform and Payment of Royalties to Holders of $Token

The Seedstarter Royalty

Companies using Seedstarter to raise money will be subject to certain fees and costs, which are paid out as the "Seedstarter Royalty" to holders of $Token. The Seedstarter Royalty is also referred to as "Gross Income" in this Offering Circular and in Seedstarter's other communications. "Gross Income" refers to the cash income that is directly received from Seedstarter in relation to a raise on the Seedstarter platform. For purposes of clarification, Gross Income does not include any Pledge or Listing Fee (described below under "Raising Money on the Seedstarter Platform" or any non-cash commissions received by Seedstarter as a result of raises/activity on the Seedstarter platform. Notwithstanding the foregoing, Gross Income does include cash income that Seedstarter receives as a result of any non-cash commissions that Seedstarter holds or sells that it received as part of the raise fee on the Seedstarter Platform.

By way of example, if a company undergoes a raise and raises $3,000,000.00 with a set cash commission of 6.5% and non-cash commission of 1%, Seedstarter will receive $195,000.00 and 1% of the securities offered. All holders of $Token will receive their proportionate share of the $195,000.00 (the issuer, and not Seedstarter, is responsible for any ACH or credit card fees). $Token holders will not receive any share of the proceeds of the 1% of securities offered, but will receive their proportionate share of the proceeds if (1) the 1% of the securities offered are sold by Seedstarter at Seedstarter's discretion, or (2) Seedstarter receives income form holding the 1% of the securities offered. The foregoing is an example only, and Seedstarter reserves the right to change the fees and commissions in its discretion, or at the discretion of holders of its governance token.

For purposes of calculating the "Seedstarter Royalty," Gross Income from the following sources (and only the following sources) will be included:

  100% of the Gross Income of Reg CF marketplace located at www.myseedstarter.com.
  25% of the Gross Income of (1) the Digital Securities Delivery Platform to be located at myseedstatertertoken.com, which is estimated for launch in the fourth quarter of 2024, and (2) a secondary marketplace for security tokens to be located at www.myseedstartersecondary.com , which is estimated for launch in the fourth quarter of 2025. Investors are cautioned that both of these objectives, both actual launch of these features and the timing thereof, are aspirational, and the Company may not successfully launch, or may choose not to launch, the Digital Securities Delivery Platform or the secondary marketplace for security tokens.

Raising Money on the Seedstarter Platform

Companies raising money on Seedstarter will pledge $300 as an application fee ("Listing Fee" or "Pledge"). If their raise is successful, the Listing Fee shall be paid to Seedstarter and not subject to the Seedstarter Royalty. In turn, Seedstarter shall use the $300 as follows:

  50% of the USD ($150) shall be applied to Seedstarter operational expenses, and in turn Seedstarter will burn $150 worth of $Token from its future offerings pool at a rate to be determined at the discretion of Seedstarter (starting at $.16 per $Token); and
  50% of the USD ($150) shall be earmarked by Seedstarter, and in turn Seedstarter will use it to buyback $150 worth of $Token from willing investors in $Token at a rate to be determined at the discretion of Seedstarter (starting at $.16 per $Token). The $Token will be placed in the future offerings pool and not receive the Seedstarter Royalty for as long as Seedstarter holds it.

If the raise is not successful, 75% of the Listing Fee shall be returned to the company, while the remaining 25% will follow the path above. The foregoing is an example only, and Seedstarter reserves the right to change the fees and commissions in its discretion, or at the discretion of holders of its governance token.

Function of $Token for Payment of Royalties to Holders

$Token is the royalty and governance token for the Seedstarter platform. Once the platform goes live, 100% of the Seedstarter Royalty will be distributed to holders of $Token. For example, if a startup has a raise on Seedstarter, and they raise $1,000,000 (with its fee being 6.5% base), $65,000 will go to holders of $Token proportionally. While all fundraising proceeds are subject to the royalty, no proceeds from the sale of $Token will be distributed amongst holders of $Token. Royalties will be distributed at each $1,000,000.00 of revenue by Seedstarter or quarterly, whichever occurs latest ("Distribution Event"). The royalty is only awarded to then current holders at the time it is distributed. There will be no pro rata calculation of royalties for anyone who sold or transferred before a Distribution Event.

As an illustration of the potential for earning royalties by holding $Token, the following chart shows the share of Seedstarter revenue a $Token holder can expect to receive based on holding 2,000 $Tokens, at the Initial Circulating Supply of approximately 200,000,000 $Tokens:

At Initial Circulating Supply (described further herein at page 19), 2,000 $Tokens will net approximately 0.001% of Seedstarter Revenue. At Max Circulating Supply (see "Dilution" at page 16), 2,000 $Tokens will net approximately 0.0003% of Seedstarter Revenue.

As noted above, this fee structure is set forth for example only, and may be subject to change in the discretion of Seedstarter and/or holders of its governance token.

Examples of Royalty Receipts and Payouts to $Token holders

The following are three hypothetical examples illustrating situations in which companies raise money through the Seedstarter platform, and royalties are paid to $Token holders using a hypothetical fee of 6.5%, believed to be accurate but subject to change. While these are hypothetical scenarios (because Seedstarter is not yet operational) we believe that they are useful illustrations to the functioning of the platform and $Token:

i. Royalty Example A

MadeUp, Inc. wishes to engage in a SAFE (Simple Agreement for Future Equity). MadeUp, Inc. pays over the application fee of $300. MadeUp, Inc. wishes to raise up $3,000,000 solely through a Regulation Crowdfunding SAFE Offering. MadeUp, Inc. decides that it does not want to use blockchain to deliver the SAFE securities. When the raise concludes, MadeUp, Inc. has commitments for $2,500,000.00.

Application Fee - $300 to Seedstarter (not subject to royalty). Seedstarter burns $150 worth of $Token.

Raise Fee - The fee is 6.5% because MadeUp does not use blockchain for delivery. 6.5% of $2,500,000 = $162,500. Each $Token holder will receive $.0008125. If you hold 20,000 tokens (a $2,400 purchase in the cash offering), you will get $16.25.

ii. Royalty Example B

MadeUp, Inc. wishes to engage in a SAFE (Simple Agreement for Future Equity). MadeUp, Inc. pays over the application fee of $300. MadeUp, Inc. wishes to raise up $3,000,000 solely through a Regulation Crowdfunding SAFE Offering. MadeUp, Inc. decides that it does want to use blockchain to deliver the SAFE securities. When the raise concludes, MadeUp, Inc. has commitments for $2,500,000.00.

Application Fee - $300 to Seedstarter (not subject to royalty). Seedstarter burns $150 worth of $Token.

Raise Fee - The fee is 6% because MadeUp does use blockchain for delivery. 6% of $2,500,000 = $150,000. Each $Token holder will receive $.000757. If you hold 20,000 tokens (a $2,400 purchase in the cash offering), you will get $15.00.

iii. Royalty Example C

MadeUp, Inc. wishes to engage in a SAFE (Simple Agreement for Future Equity). MadeUp, Inc. pays over the application fee of $300. MadeUp, Inc. wishes to raise up $20,000,000 solely through a Regulation Crowdfunding SAFE Offering (to non-accredited investors) and a Regulation D Offering (to accredited investors). MadeUp, Inc. decides that it does not want to use blockchain to deliver the SAFE securities. When the raise concludes, MadeUp, Inc. has commitments for $20,000,000.00.

Application Fee- $300 to Seedstarter (not subject to royalty). Seedstarter burns $150 worth of $Token.

Raise Fee - The fee is 6.5% because MadeUp does not use blockchain for delivery. 6.5% of $20,000,000 = $1,300,000. Each $Token holder will receive $.00657. If you hold 20,000 tokens (a $2,400 purchase in the cash offering), you will get $130.00.

Additional Royalties

In addition to the 6 to 6.5% commission that Seedstarter will take from all raises on the platform, Seedstarter will receive a 1% non-cash commission in the form of securities on terms identical to those offered to other investors in the raise. Like many of the securities that will be offered on Seedstarter, these interests are initially illiquid, but if the startup succeeds and exits at a substantial valuation, this interest may have a highly increased value.

In case of any realized profits from these interests, the following shall occur: (1) 25% of realized profits shall go to Seedstarter (not subject to the Seedstarter Royalty); and (2) 75% of realized profits shall be distributed pursuant to the Seedstarter Royalty. To change this percentage, a governance vote will need to occur. In the event of any change in percentage, such change will only affect forward-looking interests.

Governance Feature of $Token

Seedstarter intends to implement a "Governance Voting Mechanism" to holders of $Token within 6 to 12 months of the cash offering. Under the Governance Voting Mechanism, $Token holders will be given an opportunity to lock up their $Token to engage in various forms of governance voting. $Token holders will be given an opportunity to lock up their $Token to engage in various forms of governance voting. Because Seedstarter is a platform that operates under strict regulations, Seedstarter will maintain centralized control of what decisions are submitted for Governance Voting, including the available options. It is our intention to work with the community what portions are subject to decentralized governance, but our current plans involve the following:

  Spending/Investments using the Fund/Community Treasury Allocation, including but not limited to, determination of funding environmental, social, and governance initiatives;
  Determination of Seedstarter Fees;
  Temporary (or permanent) modifications of a royalty amount to Seedstarter for operational expenses (the intention of this is to make a temporary change in favor of Seedstarter to finance a new venture subject to the Seedstarter Royalty); and,
  Changes to the Token Pledge mechanism.

Technical Implementation of $Token

$Token will be delivered on one of the following anticipated blockchain ledgers: XRP Ledger, Algorand, Polygon, Avalanche or Ethereum. We will be working with $Token holders to make that determination after this offering has closed. It is our preference to use the XRPL because it increases the flexibility, scalability, and sovereignty of a blockchain project while still affording security, interoperability, and structural benefits. By using the XRPL in the payment of Seedstarter Royalties, our users can configure their preferred payout asset (from a whitelist, e.g. liquid pairs, XRO/Gatehub/Bitstamp stable coins) with a fallback of payout in XRP if there is no preset.

However, we are blockchain agnostic as a platform, and may pursue development on other blockchains if we determine that is in the best interest of the Company.

Some key features that are being incorporated in the smart contract to ensure strict compliance with the laws surrounding the trading of securities are:

  Allowlist - Seedstarter will have the ability to approve or deny addresses allowed to engage in secondary trading of $Tokens based on jurisdictional restrictions, investor qualifications, and other reasons. Users can join the allowlist by way of application with Seedstarter. We may create our own wallet infrastructure to make this easier on users.
  Freeze, Mint, Burn or Claw-back - Seedstarter will have the ability to freeze, mint, burn or claw-back security tokens that were illegally sent/taken or sent mistakenly.

Employees

As of May 1, 2023, we had one employee, our founder, Jesse R. Hynes. Mr. Hynes earned his Undergraduate Honors Degree in Psychology at Seton Hall University and his Law Degree from Wake Forest University School of Law. From April 2021 to October 2022, Mr. Hynes served as Chief Legal Officer at Blockchain Game Partners (dba Gala Games."), in addition to maintaining a private law practice which Mr. Hynes founded in July of 2017. Mr. Hynes' main practice areas in his firm are complex estate planning, blockchain law, and securities. Mr. Hynes has worked on developing Seedstarter since November 2022.

Legal Proceedings

As of the date of this offering circular, we are not a party to any material legal proceedings. In the normal course of business, we may be named as a party to various legal claims, actions and complaints. We cannot predict whether any resulting liability would have a material adverse effect on our financial position, results of operations or cash flows.

Government Regulation

The regulatory treatment of cryptocurrencies like the $Tokens, related technologies such as blockchain technology, crowdfunding, and actors in the digital assets space is uncertain in many ways. In part, this uncertainty results from the need for regulators to apply existing law to a new and evolving set of technologies and assets. We anticipate that regulation will evolve as various state, federal and international government agencies take greater interest in regulation of cryptocurrencies (and related technologies and actors) and seek to apply new and existing regulation to them. In addition, various legislative and executive bodies in the United States and in other countries may adopt new laws, regulations, or guidance, or take other actions in the future.

We also anticipate that regulation will continue to vary, as it does now, among international, federal, state and local jurisdictions. Further, it is possible that self-regulatory bodies will be established and create new regulations and guidelines that affect how cryptocurrencies, the tokens, the platform, and Seedstarter generally operate.

Any future regulatory actions applicable to the $Tokens, the Seedstarter platform, and crowdfunding in general, could severely impact our operations and the value of the $Tokens. We may need to restructure operations significantly to comply with any new regulation or guidance. Failure to do so adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires us to spend significant time and effort, which would pull our attention away from the core of our business and potentially deplete our resources. It could also result in negative publicity. Regulatory change could even potentially result in the $Tokens or certain of our operations being viewed as impermissible, which could result in a need for us to dramatically alter or cease activities. Regulatory action could also affect the rights of holders of the $Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.

Below is a summary of certain current areas of government regulation that apply to our business and potential regulatory issues of which we are aware. As discussed below, we generally believe that our business and the offering discussed in this offering circular are compliant with these regulations, but in certain cases there may be uncertainty related to that conclusion.

It is possible that at one point in the future, we will be able to treat the tokens as non-securities for purposes of applicable law. This could generally mean that the tokens and our business would be subject to fewer regulations and restrictions, although it is also possible that alternative regulatory regimes would take their place. We do not currently have significant guidance on when or how we will be able to treat the tokens as non-securities, and as a result we are, for current purposes, mainly focusing on the securities laws in the discussion below.

Securities Act Considerations

We anticipate treating the $Tokens as securities under the federal and state securities laws of the United States for purposes of this offering, and for general compliance with the law for the foreseeable future, in light of the current uncertainty as to how to evaluate when the $Tokens no longer constitute securities under the federal and state securities laws of the United States. It is also possible that we will treat the $Tokens as securities under the laws of certain foreign jurisdictions for the same reason.

Typically, offerings of securities in the United States are required to register under the Securities Act with the SEC and, in compliance with state law, with applicable state regulators. Our current offering relies on an exemption from federal registration under the Securities Act provided by Regulation A, which also provides for preemption of state registration requirements, but which also currently limits issuances by a single issuer to offerings of no more than $75,000,000 each year.

Regulation Crowdfunding

In order to act as an intermediary under Regulation Crowdfunding, we are registered as a funding portal with the SEC. In the future, we may be subject to additional rules issued by other regulators, such as the money-laundering rules proposed by FinCEN.

As a funding portal, we are prohibited from engaging in certain activities in order not to be regulated as a full-service broker-dealer. These activities are set out in Section 4(a)(6) of the Securities Act and in Regulation Crowdfunding. We have accordingly established internal processes to ensure that our subsidiary as well as its agents and affiliates do not engage in activities that funding portals are not permitted to undertake, including:

  Providing investment advice or recommendations to investors for securities displayed on our platform;
  Soliciting purchases, sales or offers to buy securities displayed on our platform;
  Compensating employees, agents or other persons for solicitation or for the sale of securities displayed or listed on our platform; or
  Holding, managing, processing or otherwise handling investors' funds or securities.

In addition, our funding portal has certain affirmative requirements that it is required to comply with to maintain its status. These affirmative obligations include:

  Providing a communications channel to allow issuers to communicate with investors;
  Having due diligence and compliance protocols and requirements in place so that the company has a "reasonable basis" to believe that its issuers are in compliance with securities laws, have established means to keep accurate records of the securities offered and sold, and that none of their covered persons (e.g., officers, directors and certain beneficial owners) are "bad actors" and therefore disqualified from participating in the offering;
    its issuers and offerings do not present the potential for fraud or otherwise raise concerns about investor protection; and
    its investors do not invest more than they are allowed to invest under the limitations set out in Regulation Crowdfunding; and
    Creating procedures for its investors to notify them of risks regarding investing in securities hosted on its platform and providing them with required investor education and disclosure materials

We are also required to set up protocols regarding payment procedures and recordkeeping.

THE COMPANY'S PROPERTY

We do not own any significant property.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of Seedstarter's financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this offering circular. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. Seedstarter's actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Information Regarding Forward Looking Statements" and in other parts of this offering circular.

Operating Results

Seedstarter was founded on July 26, 2002 as a Delaware limited liability company. As of the time of this offering, we have not commenced operations and have had no revenue, with a net loss of $41,872 as of June 30, 2023.

Liquidity and Capital Resources

As of June 30, 2023, we had cash of $14,501. To date, all capital available to Seedstarter has resulted from case contributed by our founder, Jesse R. Hynes. We expect Mr. Hynes to contribute additional cash to fund pre-launch activities prior to this Offering. Our future resources and capital requirements will depend on numerous factors, including, but not limited to: the success of this Offering, the success of other potential offerings as described herein, and customer adoption of the Seedstarter platform.

Plan of Operations

Seedstarter intends to operate a funding portal as described herein, on the terms set forth herein.

Trend Information

Because we have not yet commenced operations, we do not have any past trends on which to comment. With respect to the current financial year, the primary issue likely to affect our prospective future operating results is uncertainty surrounding our ability to successfully promote the Seedstarter platform.

MANAGEMENT

Executive Officers

Our executive officer and current sole employee, and his age and position as of the date hereof is set forth below:

Name	Position	Age	Term of Office
Jesse R. Hynes, Esq.	CEO	33	November 2022 - present

Biographical Information

Jesse R. Hynes, Esq.,age 33, founded Seedstarter in November 2022. Mr. Hynes earned his Undergraduate Honors Degree in Psychology at Seton Hall University in 2011 and his Law Degree from Wake Forest University School of Law in 2014. From April 2021 to October 22, Mr. Hynes served as Chief Legal Officer at Blockchain Game Partners (dba Gala Games."). Mr. Hynes also has maintained a private law practice from 2017 to the present. Mr. Hynes has worked on developing Seedstarter since November 2022. While working in his private practice, Hynes Law Group, Mr. Hynes assisted startup projects to create and develop their blockchain and cryptocurrency offerings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our sole employee since the Company's founding (as we have not yet completed a fiscal year):

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Jesse R. Hynes, Esq.	CEO	$0	$0 (1)	$0

(1) As described in this Offering Circular, Mr. Hynes will receive 20,000,000 $Tokens in conjunction with the offering in consideration of his efforts as founder of Seedstarter.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The Company does not currently have any voting securities outstanding. Seedstarter, LLC is wholly owned by Jesse R. Hynes, Esq., who is the sole member of Seedstarter, LLC.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We have not had any transactions since our founding in November 2022, nor do we have any proposed transactions, in which any director or executive officer, nominee for election as a director, securityholder, promoter, or immediate family member of the preceding categories of individual, has a material interest.

SECURITIES BEING OFFERED

Summary

The key features of the $Tokens are described below.

What is a $Token?

$Token is the royalty and governance token for the Seedstarter platform. Subject to and in accordance with the terms described herein in "Our Business - The Seedstarter Platform," holders of $Token will receive royalties from funds raised on the Seedstarter platform. We also anticipate that Seedstarter's governance will become decentralized over time, such that holders of $Token will be entitled to vote on certain governance matters.

Rights Conferred by Holding $Tokens

Right to Share in Seedstarter Revenue

Once the Seedstarter platform goes live, 100% of Seedstarter's Gross Income (the Seedstarter Royalty) will be distributed to holders of $Token on a pro rata basis. As described herein at Pages 25-28 the amount received per $Token will depend on the amount of Gross Income received by the Company, and the total amount of $Token outstanding.

Voting Rights

We anticipate that within 12 months of the closing of the cash offering, $Token holders will be given an opportunity to lock up their $Token to engage in various forms of governance voting. Because Seedstarter is a platform that operates under strict regulations, Seedstarter will maintain centralized control of what decisions are submitted for Governance Voting, including the available options. It is our intention to work with the community what portions are subject to decentralized governance, but our current plans involve the following:

  Spending/Investments using the Fund/Community Treasury Allocation, including but not limited to, determination of funding environmental, social, and governance initiatives;
  Determination of Seedstarter Fees;
  Temporary (or permanent) modifications of a royalty amount to Seedstarter for operational expenses (the intention of this is to make a temporary change in favor of Seedstarter to finance a new venture subject to the Seedstarter Royalty); and,
  Changes to the Token Pledge mechanism.

No additional rights or liabilities

Holders of $Token will not have direct legal ownership rights in Seedstarter nor any of the underlying companies that raise capital through any of the Seedstarter investment platforms, nor any other rights not specifically referenced herein. We are not aware of any liabilities that are owed by holders of $Tokens solely by virtue of owning such tokens.

We do not believe that the $Tokens should be characterized as either debt or equity under the securities laws. We believe that these tokens should currently be characterized as investment contracts. Holders will not receive a right to any repayment of principal or interest, as might be expected under a traditional debt instrument; nor will they have any legal or contractual right to exercise control over the operations or continued development of Seedstarter, as might be expected for a traditional equity instrument.

HOW TO SUBSCRIBE

Subscription Procedures (Cash Offering)

Investors seeking to purchase our $Tokens should visit our website at www.myseedtoken.com . All investors must meet the "qualified purchaser" standards described in this offering circular, and should proceed as follows:

  Read this entire offering circular and any supplements accompanying this offering circular.
  Electronically complete and execute a copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included as an exhibit to this offering circular, and will be available. As outlined in the subscription agreement, each investor will need to electronically complete a Form W-9.
  Provide a wallet address to us per the instructions on the subscription agreement to which your $Tokens should be delivered.
  If you are paying using cash or other currency or cryptocurrency (as valued in U.S. Dollars), deliver payment to the Escrow Agent, as applicable, at an address that we designate. Upon any rejection of a subscription, all funds received in connection with such subscription will be promptly returned to such investor without interest. Such refund will be paid in U.S.D. equal to the same currency and in the same amount as paid by such investor. For example, an investor who funded 2 Ether worth $4,000 total will be refunded 2 Ether$4,000 U.S.D, regardless of any increase or decrease in the US dollar equivalent price of Ether. Tendered funds may also be returned to investors in the event we decide to terminate the offering, or if Seedstarter dissolves or liquidates, in each case prior to the cash offering closing, or if we fail to deliver the $Tokens sold in this offering, in which case any money tendered by potential investors that is still held in escrow will be promptly returned, subject to any applicable bankruptcy, insolvency or fraudulent conveyance laws or regulations. Each investor will receive notice from the company upon the receipt of funds and upon closing.

By executing the subscription agreement, as applicable, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a "qualified purchaser," and that for investors who do not qualify as "accredited investors" under Rule 501(a) of Regulation D, such subscription for common shares does not exceed 10% of the greater of such investor's annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal yearend (for non-natural persons). Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Subscriptions will be accepted or rejected by us as soon as reasonably practicable, but in any event no later than the end of the 90-day period of the cash offering. If we accept your subscription, we will email you a confirmation.

INDEX TO FINANCIAL STATEMENTS F-1